EXHIBIT (P)(2)

                               CODE OF ETHICS FOR
                  CHRISTIAN BROTHERS INVESTMENT SERVICES, INC.
                  AND CBIS FINANCIAL SERVICES, INC.AS AMENDED
                                  AND RESTATED
                            AS OF SEPTEMBER 1, 2000

     Christian Brothers Investment Services, Inc. and CBIS Financial Services, Inc. (each company referred to in this document as "CBIS") have determined to adopt this Code of Ethics (the "Code") to specify and prohibit certain types of personal securities transactions deemed to create a conflict of interest and to establish reporting requirements and preventive procedures pursuant to the provisions of Rule 17j-1 (b) (1) under the Investment Company Act of 1940, as amended (the "1940 Act"). This Code of Ethics shall remain in force and effect only so long as CBIS is the adviser to the DEVCAP Shared Return Fund or any other registered investment company (the "Fund").

1.   DEFINITIONS
     -----------

     1. An "Access Person" means any director, officer or Advisory Person (as defined below) of CBIS.

     2. An "Advisory Person" means any employee of CBIS (or of any company in a control relationship to CBIS) who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of securities by the Fund or whose functions relate to any recommendations with respect to such purchases or sales and any natural person in a control relationship with CBIS who obtains information regarding the purchase or sale of securities.

     3. A "Portfolio Manager" means any person or persons with the direct responsibility and authority to make investment decisions affecting the Fund.

     4. "Beneficial Ownership" shall be interpreted subject to the provisions of Rule 16a-1(a) (exclusive of Section (a) (1) of such Rule) of the Securities Exchange Act of 1934.

     5.   "Control" shall have the same meaning as set forth in Section 2 (a)
          (9) of the 1940 Act.

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     6.   "Review Officer" is the General Counsel or Compliance Officer of CBIS.
          For purposes of monitoring compliance with this Code by such persons, the Chief Executive Officer or Chief Financial Officer shall act as the Review Officer.

     7. "Preclearance Officer" is the General Counsel or Compliance Officer of CBIS. For purposes of monitoring compliance with this Code by such persons, the Chief Executive Officer or Chief Financial Officer shall act as the Preclearance Officer.

     8. "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security or the purchase or sale of a future or index on a security or option thereon.

     9. "Security" shall have the meaning as set forth in Section 2 (a) (36) of the 1940 Act (in effect, all securities), except that it shall not include securities issued by the U.S. Government (or any other "other "government security" as that term is defined in the 1940 Act), bankers' acceptances, bank certificates of deposit, commercial paper and such other money market Instruments as may be designated by the Trustees of the Fund, and shares of registered open-end investment companies.

     10. A security is "being considered for purchase or sale" when a recommendation to purchase or sell the security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.


2.   STATEMENT OF GENERAL PRINCIPLES
     -------------------------------

     The following general fiduciary principles shall govern the personal investment activities of all Access Persons.

     Each Access Person shall:

     1. at all times, place the interests of the Fund before his or her personal interests;

     2. conduct all personal securities transactions in a manner consistent with this Code, so as to avoid any actual or potential conflicts of interest, or an abuse of position of trust and responsibility; and

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     3.   not take any inappropriate advantage of his or her position with or on behalf of the Fund.


3.   RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES
     ---------------------------------------------

     1.   Blackout Periods
          ----------------

          1. No Access Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership on a day during which he or she has actual knowledge that the Fund has a pending "buy" and "sell" order in that same security until that order is executed or withdrawn.

          2. No Advisory Person or Portfolio Manager shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership within at least seven calendar days before and after the Fund trades (or has traded) in that security, provided that he or she or actual knowledge of such Fund trades.


     2.   Private Placements and Initial Public Offerings
          -----------------------------------------------

          With regard to private placements and initial public offerings, each Advisory Person shall:

          1. obtain express prior written approval from the Review Officer for any acquisition of securities in a private placement (the Review Officer, in making such determination, shall consider, among other factors, whether the investment opportunity should be reserved for the Fund, and whether such opportunity is being offered to such Advisory Person by virtue of his or her position with the Fund); and

          2. after authorization to acquire securities in a private placement or initial public offering has been obtained, disclose such personal investment with respect to any subsequent consideration by the Fund.

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          If the Fund decides to purchase securities of an issuer the shares of which have been previously obtained for personal investment by an Advisory Person, that decision shall be subject to an independent review by Advisory Persons with no personal interest in the issuer.


     3.   Gifts
          -----

          No Advisory Person shall receive any gift or other things of more than de minimis value from any person or entity that does business with or on behalf of CBIS in relation to the Fund or the Fund.

     4.   Service as Directors or Trustees
          --------------------------------

          1. No Advisory Person shall serve on a board of directors or trustees of a publicly traded company without prior authorization from the Board of Trustees of the Fund, based upon a determination that such board service would be consistent with the interests of the Fund and its investors.

          2. If board service of an Advisory Person is authorized by the Board of Trustees of the Fund, such Advisory Person shall be isolated from the investment-making decisions of the Fund with respect to the companies of which he or she is a director or trustee.

     5.   Exempted Transactions
          ---------------------

          The prohibitions of Section 3 shall not apply to:

          1. purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

          2. purchases or sales that are non-volitional on the part of the Access Person or the Fund, including mergers, recapitalization or similar transactions;

          3. purchases which are part of an automatic divided reinvestment plan;

          4. purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

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          5.   purchases and sales that receive prior approval in writing by the
               Review Officer as (a) only remotely potentially harmful to the Fund because they would be very unlikely to affect a highly institutional market, (b) clearly not economically related to the securities to be purchased or sold or held by the Fund or client, or (c) not representing any danger of the abuses proscribed by Rule l7j-1, but only if in each case the prospective purchaser has identified to the Review Officer all factors of which he or she is aware which are potentially relevant to a conflict of interest analysis, including the existence of any substantial economic relationship between his or her transaction and securities held or to be held by the Fund; and

          6. purchases and sales in which an Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership on a day during which he or she did not have actual knowledge that the Fund had a pending "buy" and "sell" order in that same security. This paragraph applies to any Access Person who, in the ordinary course of his or her business, does not make, participate in or obtain information regarding the purchase or sale of securities for the Fund. With respect to the Fund, certain of the Access Persons are not in a position to obtain this information.


4.   COMPLIANCE PROCEDURES
     ---------------------


     1.   Reporting
          ---------

          1. Coverage: All Access Persons must submit the forms attached hereto and as set forth below.

          2.   Access Person Certification Form (Attachment A)

               In accordance with the Access Person Certification Form (the "Certification") attached hereto as Attachment A, each Access Person must certify that he or she has read thoroughly, understands and agrees to abide by the conditions set forth in this Code of Ethics and that he or she has disclosed or reported all personal securities transactions pursuant to the requirements of the Code.

          3.   Initial and Annual Holdings Reports (Attachment B)

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               All Access Persons must file a completed Initial and Annual
               Holdings Report in the form of Attachment B hereto, within ten days (10) of commencement of their employment, or otherwise becoming subject to this Code, and thereafter on an annual basis following the end of the calendar year in compliance with Rule 17j-1. The information must be current as of a date not more than 30 days before the report is submitted.

               New employees covered by this Code will be required to provide a listing of all non-exempt securities holdings, as of the date of commencement of employment, as well as a listing of all outside brokerage accounts.

          4.   Quarterly Transaction Reports (Attachment C)

               Rule 17j-1 requires Access Persons to report personal securities transactions to the Review Officer at least quarterly ("quarterly transaction reports") by filing a completed Transaction/New Account Report. Quarterly transaction reports are required to be submitted no later than ten (10) days after the end of the calendar quarter.

               All such Access Persons shall file reports, even when no transactions have been effected, representing that no transactions subject to reporting requirements were effected.

     2.   Review
          ------

          In reviewing transactions, the Review Officer shall take into account the exemptions allowed under hereunder. Before making a determination that a violation has been committed by an Access Person, the Review Officer shall give such person an opportunity to supply additional information regarding the transaction in question.

5.   SANCTIONS
     ---------

     If the Review Officer determines that a violation of this Code has occurred, he or she shall advise the management team of CBIS and the Board of Trustees of the

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     Fund.  CBIS and the Board may impose such sanctions as either of them deems appropriate and within their respective authority, including, inter alia, disgorgement of profits, censure, suspension or termination of the employment of the violator. All material violations of the Code and any sanctions imposed as a result thereof shall be reported periodically to the management team of CBIS and such Board of Trustees.

6.   MISCELLANEOUS
     -------------

     1.   Access Persons
          --------------

          The Review Officer of the Fund will identify all Access Persons who are under a duty to make reports to the Fund and will inform such persons of such duty. Any failure by the Review Officer to notify any person of his or her duties under this Code shall not relieve such person of his or her obligations hereunder.

     2.   Records
          -------

          The Fund's administrator and CBIS shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f) under the 1940 Act, and shall be available for examination by representatives of the Securities and Exchange Commission ("SEC"):

          1. a copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

          2. a record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

          3. a copy of each report made pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

          4. a list of all persons who are required, or within the past five years have been required, to make reports pursuant to this Code shall be maintained in an easily accessible place.

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     3.   Confidentiality
          ---------------

          All reports of securities transactions and any other information filed pursuant to this Code shall be treated as confidential, except to the extent required by law.

     4.   Interpretation of Provisions
          ----------------------------

          CBIS may from time to time adopt such interpretations of this Code as it deems appropriate.